Exhibit 10.18

FINAL VERSION

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of April 7, 2014, among MIDLAND STATES BANCORP, INC., an Illinois corporation (“Acquiror”), HALLMARK INVESTMENT CORPORATION, a Missouri corporation (“Hallmark”), each of the Persons listed on ANNEX A hereto (individually, an “LSHC Shareholder,” and collectively, the “LSHC Shareholders” and together with Hallmark, the “LSHC Parties”) and each of the Persons listed on ANNEX B hereto (collectively, the “McDonnell Family”).

RECITALS

A.                                    Acquiror, HB Acquisition LLC, an Illinois limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”), and LOVE SAVINGS HOLDING COMPANY, a Missouri corporation (“LSHC”), are executing an Agreement and Plan of Merger, dated of even date herewith (including the exhibits, schedules and annexes thereto, the “Merger Agreement”), providing for, among other things, the Merger.

B.                                    Each LSHC Shareholder owns shares of Company Senior Preferred Stock, Company Series A Preferred Stock and/or Company Common Stock (as such terms are defined in the Merger Agreement) and, pursuant to the Merger Agreement: (i) is expected to receive the consideration set forth opposite such LSHC Shareholder’s name on ANNEX A for such shares upon the consummation of the Merger; and (ii) has agreed to execute and deliver certain agreements to Acquiror and Merger Sub to facilitate the Merger.  ANNEX A shall be updated at the Closing to reflect the actual consideration received by each LSHC Shareholder in the Merger.

C.                                    Each member of the McDonnell Family owns shares of Company Senior Preferred Stock and, pursuant to the Merger Agreement: (i) is expected to receive consideration for such shares upon the consummation of the Merger; and (ii) has agreed to execute and deliver certain agreements to Acquiror and Merger Sub to facilitate the Merger.

D.                                    As a condition to closing the Merger, LSHC must effect the Internal Restructuring, pursuant to which LSHC will contribute all of the Non-Banking Business not currently owned by Hallmark, as well as private equity investments, marketable securities and cash, to Hallmark, resulting in substantial benefit to Hallmark.  Following the Internal Restructuring and the subsequent Distribution, the LSHC Shareholders will own a majority of the outstanding equity securities of Hallmark.

E.                                    As a condition to entering into the Merger Agreement: (i) Acquiror and Merger Sub are requiring that Hallmark, each LSHC Shareholder and each member of the McDonnell Family enter into this Agreement; and (ii) LSHC is requiring that Acquiror enter into this Agreement, in each case to provide for certain indemnification rights and obligations on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the following mutual promises, covenants and agreements, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                                          Definitions.  All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement.

Section 2.                                          Survival.

(a)                     For the purposes of this Agreement and notwithstanding anything to the contrary in the Merger Agreement, except as otherwise set forth in this Section 2, all representations, warranties and covenants contained in the Merger Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date and any claims to be made by the Acquiror Indemnified Parties against the LSHC Parties, or by the LSHC Indemnified Parties or the McDonnell Family Indemnified Parties against Acquiror, alleging a Breach of any such warranty, representation or covenant may be made only if, on or before the date that is eighteen (18) months after the Closing Date, the claiming party has given notice to the other party of the claim.

(b)                     Notwithstanding Section 2(a):

(i)                         (A) all representations, warranties and covenants made by LSHC with respect to:  (1) the Visa Ownership; (2) the HPS Relationship; (3) all of the matters described in Schedule 4.7(a) to the Merger Agreement; and (4) the tax effects of the Internal Restructuring and the Distribution to the Company and the Acquired Subsidiaries, as set forth in Section 4.9(e) of the Merger Agreement; and (B) all other covenants made by LSHC or Acquiror that, by their terms, are to be performed after the consummation of the Contemplated Transactions, shall survive the Closing; and

(ii)                      any claims arising out of or in connection with the matters that are referenced in clause (i) of this Section 2(b), clauses (iii) and (iv) of Section 3(a) or Section 3(b) may be made at any time following the Closing through the end of all applicable statutes of limitations.

Section 3.                                          Indemnification by the LSHC Parties.

(a)                     The LSHC Parties, jointly and severally, shall indemnify, defend and hold harmless Acquiror, its Affiliates and each of their respective Representatives (collectively, the “Acquiror Indemnified Parties”) from and against any and all Losses arising out of or resulting from:  (i) any Breach or incorrectness of any representation or warranty made by LSHC in the Merger Agreement or in any certificate, document or other writing delivered to Acquiror by LSHC pursuant thereto; (ii) any Breach of any covenant or agreement made by LSHC in the Merger Agreement; (iii) the Visa Ownership or the HPS Relationship; and (iv) any claim arising out of any matter described in Schedule 4.7(a) of the Merger Agreement, including the LFC Dispute.

(b)                     The LSHC Parties, jointly and severally, shall indemnify, defend and hold harmless the Acquiror Indemnified Parties from and against any and all Losses incurred by Acquiror or its Subsidiaries arising out of or resulting from: (i) any Tax or Tax Return matters related to LSHC from a pre-Closing period (including, for the avoidance of doubt, if the liability for Taxes resulting from the consummation of the Internal Restructuring and/or the Distribution is determined to be greater than the Taxes that are taken into account in the calculation of Adjusted Book Value); (ii) any employee-related matters against LSHC related to an employee of the Non-Banking Business; (iii) LSHC’s operation of the Non-Banking Business; (iv) only if LSHC makes the 5% Dissenting Shares Election pursuant to Section 9.1(f) of the Merger Agreement, the actions taken by the Dissenting Shareholders against Acquiror as the successor to the Company (provided that, for the avoidance of doubt, “Losses” for this purpose shall mean only (1) the sum of the consideration paid to Dissenting Shareholders in excess of the portion of Aggregate Merger Consideration that otherwise would have been paid to such shareholders pursuant to Section 3.1(b) of the Merger Agreement plus all reasonable expenses, costs of investigation and attorneys’ fees and expenses incurred by Acquiror in connection with the actions brought by the Dissenting Shareholders, multiplied by (2) a fraction, the numerator of which is the excess of the Dissenting Shares Amount over two percent (2.0%) and the denominator of which is the Dissenting Shares Amount); (v) any guarantees provided by the Company or an Acquired Subsidiary with respect to the indebtedness of Hallmark or any other Affiliate of the Company or the Love Family (other than the guaranty of the Company referenced in Schedule 4.24 of the Merger Agreement); or (vi) any other Loss incurred by Acquiror or its Subsidiaries as a result of its acquisition of LSHC that relate to the operation of LSHC’s business prior to the Closing and would not have been incurred had the transaction structure contemplated by the Stock Purchase Agreement been effected instead of the Merger.

Section 4.                                          Indemnification by Acquiror.  Acquiror shall indemnify, defend and hold harmless the LSHC Shareholders, their Affiliates and each of their respective Representatives (collectively, the “LSHC Indemnified Parties”) and the McDonnell Family and its Affiliates and Representatives (collectively, the “McDonnell Family Indemnified Parties”) from and against any and all Losses arising out of or resulting from:  (a) any Breach or incorrectness of any representation or warranty made by Acquiror in the Merger Agreement or in any certificate, document or other writing delivered to LSHC by Acquiror pursuant thereto; or (b) any Breach of any covenant or agreement made by Acquiror in the Merger Agreement.

Section 5.                                          Indemnification Procedure.

(a)                     Third-Party Claims.  If a claim shall be asserted or litigation shall be commenced (such a claim or litigation being referred to herein as a “Third-Party Claim”) for which indemnification under this Agreement shall be sought, the party entitled to indemnification hereunder (“Indemnitee”) shall give notice thereof to the party required to indemnify such party hereunder (“Indemnitor”) as promptly as practicable after Indemnitee’s receipt of such assertion of a claim or the commencement of such litigation (it being agreed, however, that no delay on the part of the Indemnitee in notifying the Indemnitor of the Third-Party Claim will relieve the Indemnitor from any obligation under this Agreement except to the extent that the delay materially prejudices the defense of the Third-Party Claim by the Indemnitor).  Indemnitor may, at its sole cost and expense, upon written notice given to Indemnitee within twenty (20) days after its receipt of Indemnitee’s notice under this Section 5, assume the defense, with counsel reasonably satisfactory to Indemnitee, of any such Third-Party Claim.  If Indemnitor assumes the defense of any such Third-Party Claim, the obligations of Indemnitor hereunder as to such Third-Party Claim shall be limited to taking all steps necessary in the defense or settlement thereof and to holding Indemnitee harmless from, against and in respect of any and all Losses caused by or arising out of any settlement approved by Indemnitor or any judgment in connection with such Third-Party Claim.  Except with the prior written consent of Indemnitee, Indemnitor shall not consent to the settlement or entry of any judgment arising from any such Third-Party Claim which in each case does not include as an unconditional term thereof the giving by the claimant or plaintiff, as the case may be, to Indemnitee of an unconditional release from all liability in respect thereof unless Indemnitor has actually paid the full amount of any such settlement or judgment.  Indemnitee shall cooperate with Indemnitor as necessary to the conduct of the defense of, and shall be entitled to receive copies of all pleadings and other material papers in connection with, any Third-Party Claim.  If Indemnitor does not assume the defense of any Third-Party Claim, Indemnitee may defend the same in such manner as it may deem appropriate, including but not limited to settling such Third-Party Claim, after giving reasonable notice of the same to Indemnitor, on such terms as Indemnitee may deem appropriate, and Indemnitor will promptly reimburse Indemnitee in accordance with the provisions of this Section 5, subject to its having liability hereunder.  Anything contained in this Section 5 to the contrary notwithstanding:  (i) Indemnitor shall not be entitled to assume the defense of any Third-Party Claim if the Third-Party Claim seeks an order, injunction or other equitable relief against Indemnitee which, if successful, might materially interfere with, or adversely affect, the operation by Indemnitee of its business; and (ii) Indemnitee may defend any claim to which Indemnitee may have a defense or counterclaim which Indemnitor is not entitled to assert, to the extent necessary to assert and maintain such defense or counterclaim.

(b)                     Other Claims.  If any Indemnitee believes that it has suffered or will suffer any Losses for which the Indemnitor is obligated to indemnify it hereunder (other than Losses arising out of or relating to a Third-Party Claim), it shall promptly notify the Indemnitor in writing of the claim, specifying therein the reason why it believes that the Indemnitor is or will be obligated to indemnify it, the amount claimed, and the basis on which it has calculated such amount.  If the parties do not agree on the claim submitted, they shall endeavor in good faith to settle and compromise said claim for a period of thirty days after the dispute arises before commencing any legal proceedings.

Section 6.                                          Indemnification Limits.

(a)                     The LSHC Parties shall have no liability for any claim for indemnification pursuant to Section 3 until the Losses for which the LSHC Parties would be responsible exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000), in which event the LSHC Parties shall pay or be liable for all such Losses from the first dollar.  Notwithstanding the foregoing sentence, however, any indemnification claims by the Acquiror Indemnified Parties relating to the Visa Ownership, the HPS Relationship, the LFC Dispute or the matters referenced in Section 3(b) shall be paid from the first dollar.

(b)                     Notwithstanding anything set forth in this Agreement to the contrary, no LSHC Shareholder, on an individual basis, shall be required to make indemnification payments to the Acquiror Indemnified Parties pursuant to Section 3 to the extent indemnification payments thereunder would exceed, in the aggregate, the amount of total consideration received by such LSHC Shareholder in the Merger (such amount, the “Individual Indemnification Cap”), which amount is set forth opposite each LSHC Shareholder’s name on ANNEX A to this Agreement.

(c)                      Acquiror shall have no liability for any claim for indemnification pursuant to Section 4 until the Losses for which Acquiror would be responsible exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000), in which event Acquiror shall pay or be liable for all such Losses from the first dollar.

(d)                     All indemnification claims shall be net of available insurance proceeds and income tax benefits accruing to the indemnified party and shall not include any amounts for exemplary or punitive damages (unless part of a Third-Party Claim).

(e)                      Any indemnification claim payable by an LSHC Shareholder to Acquiror may be paid, at the LSHC Shareholder’s option, either in cash or through the cancellation of the appropriate number of shares of Acquiror Common Stock previously issued to the LSHC Shareholder, calculated based on the Per Share Acquiror Stock Valuation.  Any indemnification claim payable by Acquiror to an LSHC Shareholder or to the McDonnell Family may be paid, at Acquiror’s option, either in cash or through the issuance of the appropriate number of additional shares of Acquiror Common Stock, calculated based on the Per Share Acquiror Stock Valuation.

(f)                       Notwithstanding anything contained herein to the contrary, the right to indemnification, reimbursement or other remedy based upon a Breach by either LSHC or Acquiror of any of the representations, warranties or covenants made by LSHC or Acquiror, respectively, in the Merger Agreement will not be affected, and there shall not be taken into account for purposes of determining whether there has occurred such a Breach, or the amount of any Losses resulting from such Breach:  (i) any limitation on such representation, warranty or covenant based upon Knowledge, materiality or Material Adverse Effect; (ii) any Knowledge acquired by Acquiror or its Representatives at any time after the execution and delivery of the Merger Agreement and this Agreement or after the Closing Date, including any information provided by LSHC to Acquiror after the date of the Merger Agreement and this Agreement pursuant to Section 6.8 of the Merger Agreement; or (iii) any Knowledge acquired by LSHC or its Representatives at any time after the execution and delivery of the Merger Agreement and this Agreement or after the Closing Date, including any information provided by Acquiror to LSHC pursuant to Section 7.3 of the Merger Agreement.

(g)                      Except as set forth in Article 11 of the Merger Agreement or for claims based upon fraud or willful misconduct, the indemnification rights set forth in this Agreement shall constitute the sole and exclusive remedy of the Acquiror Indemnified Parties, the LSHC Indemnified Parties and the McDonnell Family Indemnified Parties for any Breach of representations or warranties or covenants under the Merger Agreement or this Agreement.

(h)                     If the Loss incurred by an LSHC Indemnified Party or a McDonnell Family Indemnified Party results from a diminution in the aggregate value of Acquiror Common

Stock (“Aggregate Diminution”), then the amount of such Loss claimed by an LSHC Indemnified Party or McDonnell Family Indemnified Party for which Acquiror may be liable pursuant to this Agreement shall be equal to the amount of the Aggregate Diminution multiplied by the percentage ownership of Acquiror Common Stock by the applicable LSHC Indemnified Party or McDonnell Family Indemnified Party.  For the avoidance of doubt, the parties acknowledge and agree that any Loss incurred by an LSHC Indemnified Party or McDonnell Family Indemnified Party resulting from a breach of any of Section 5.5 through Section 5.24 of the Merger Agreement, or of Section 5.29 of the Merger Agreement (but only to the extent that it relates to any of Section 5.5 through Section 5.24) shall be measured solely in accordance with the preceding sentence.  Any other Loss from and against which Acquiror is obligated to indemnify, defend and hold harmless the LSHC Indemnified Parties or McDonnell Family Indemnified Parties pursuant to Section 4 of this Agreement shall be measured in such other manner as shall be appropriate.

Section 7.                                          Update to ANNEX A.  Acquiror and the LSHC Parties agree to take all necessary actions on or prior to the Closing Date to update ANNEX A to this Agreement to set forth the actual amount of consideration to be received by each LSHC Shareholder upon consummation of the Merger.  Each LSHC Shareholder agrees that, if such shareholder transfers any shares of Company Senior Preferred Stock, Company Series A Preferred Stock and/or Company Common Stock between the date of this Agreement and the Closing Date to any person who is not also an LSHC Shareholder (as listed on ANNEX A hereto), the amount set forth on the updated ANNEX A used for purposes of establishing the Individual Indemnification Cap shall be the amount of consideration that would have been received by the LSHC Shareholder upon consummation of the Merger if such transfer had not been effected.

Section 8.                                          Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Merger Agreement, supersedes all prior agreements, written or oral, and contains the entire agreement, between the parties hereto (or any of them) with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that this Agreement will inure to the benefit of each of the Acquiror Indemnified Parties, the LSHC Indemnified Parties and the McDonnell Family Indemnified Parties.

Section 9.                                          Amendment; Waiver.  This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto.  No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10.                                   Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to Acquiror, to:

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, Illinois  62401

Telephone:                                               (217) 342-7331

Electronic Mail:                      jludwig@midlandstatesbank.com

Facsimile:                                                     (217) 342-9462

Attention:                                                     Jeffrey G. Ludwig

Executive Vice President and Chief Financial Officer

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois  60606

Telephone:                                               (312) 984-3100

Electronic Mail:                      dennis.wendte@bfkn.com

Facsimile:                                                     (312) 984-3150

Attention:                                                     Dennis R. Wendte, Esq.

If to Hallmark, to:

Hallmark Investment Corporation

212 South Central Avenue

St. Louis, Missouri 63105-3570

Telephone:                                               (314) 512-8606

Electronic Mail:                      aslove@lovesavings.net

Facsimile:                                                     (314) 512-8687

Attention:                                                     Andrew S. Love

Chairman

with copies to:

Alan A. Sachs, LLC

231 South Bemiston Avenue, Suite 800

St. Louis, Missouri 63105

Telephone:                                               (314) 854-9194

Electronic Mail:                      asachs@alansachs.com

Facsimile:                                                     (314) 854-9118

Attention:                                                     Alan A. Sachs, Esq.

and

Carmody MacDonald, P.C.

120 South Central Avenue, Suite 1800

St. Louis, Missouri 63105

Telephone:                                               (314) 854-8600

Electronic Mail:                      mbh@carmodymacdonald.com

Facsimile:                                                     (314) 854-8660

Attention:                                                     Mark B. Hillis, Esq.

If to any LSHC Shareholder, to the address, email address or facsimile number set forth for the LSHC Shareholder on ANNEX A.  If to the McDonnell Family, to the address, email address or facsimile number set forth on ANNEX B.

Section 11.                                   Miscellaneous.

(a)                     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to any choice or conflict of law provision that would cause the application of laws of any jurisdiction other than those of the State of Missouri, except to the extent that the federal laws of the United States apply.  Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the courts of the State of Missouri located in the County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(c)                      If any term or provision of this Agreement is held by a final and unappealable order or judgment of a court of competent jurisdiction to be invalid, void, or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, and shall not be impaired or invalidated thereby.  Upon such determination that any term or other provision is invalid, void, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contemplated herein be preserved to the greatest extent possible.

(d)                     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and accepted by facsimile or electronic signature and any such signature shall be of the same force and effect as an original signature.

(e)                      Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to carry out the intent of this Agreement.

(f)                       All words used in this Agreement will be construed to be of such gender or number as the circumstances require, all references to sections, are to sections of this Agreement unless otherwise specified, and “including” means “including, but not limited to.”

(g)                      All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)                     Hallmark, each LSHC Shareholder and each member of the McDonnell Family acknowledges that he, she or it has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated hereby.

(i)                         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Each party shall cause any person acquiring all or substantially all of the assets of such party, or any surviving entity in the case of any merger, consolidation or reorganization of such party, to assume upon the consummation thereof the obligations of such party under this Agreement.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

ACQUIROR:			HALLMARK:

MIDLAND STATES BANCORP, INC.			HALLMARK INVESTMENT CORPORATION

By:	/s/ Leon J. Holschbach		By:	/s/ Laurence A. Schiffer
	Name:	Leon J. Holschbach		Name:	Laurence A. Schiffer
	Title:	President & CEO		Title:	President

LSHC SHAREHOLDERS:

LOVE GROUP, LLC			LOVE INVESTMENT COMPANY

By:	/s/ Andrew S. Love	By:	/s/ Laurence A. Schiffer
	Name: Andrew S. Love		Name: Laurence A. Schiffer
	Title: Manager		Title: President

LOVE REAL ESTATE COMPANY			ANDREW SPROULE LOVE, JR., AS TRUSTEE OF THE LOVE FAMILY CHARITABLE TRUST

By:	/s/ Laurence A. Schiffer		/s/ Andrew Sproule Love, Jr.
Name: Laurence A. Schiffer
Title: President

BANK OF AMERICA AND ANDREW S. LOVE, JR., AS TRUSTEES U/T/W OF ANDREW SPROULE LOVE FBO ANDREW SPROULE LOVE, JR.			ANDREW S. LOVE, JR.
/s/ Andrew S. Love, Jr.

Bank of America			LAURENCE A. SCHIFFER

By:	/s/ Cathy S. Meeks		/s/ Laurence A. Schiffer
Name: Cathy S. Meeks
Title: SVP Bank of America, Trustee

/s/ Andrew S. Love, Jr.

MCDONNELL FAMILY:

JAMES S. MCDONNELL III			JOHN F. MCDONNELL

/s/ James S. McDonnell III			/s/ John F. McDonnell

[SIGNATURE PAGE TO INDEMNIFICATION AGREEMENT]

ANNEX A

LSHC SHAREHOLDERS

SHAREHOLDER	MAILING ADDRESS, FACSIMILE, EMAIL ADDRESS	CONSIDERATION RECEIVED IN MERGER (ESTIMATED)*	CONSIDERATION RECEIVED IN MERGER (ACTUAL)*
Love Group, LLC

Love Investment Company

Love Real Estate Company

Bank of America and Andrew S. Love, Jr., as Trustees U/T/W of Andrew Sproule Love FBO Andrew Sproule Love, Jr.

Andrew Sproule Love, Jr. as Trustee of the Love Family Charitable Trust

Andrew S. Love, Jr.

Laurence A. Schiffer

*                 Shares of Acquiror Common Stock received are valued based on the Per Share Acquiror Stock Valuation.

ANNEX B

MCDONNELL FAMILY

SHAREHOLDER	MAILING ADDRESS, FACSIMILE, EMAIL ADDRESS
James S. McDonnell III

John F. McDonnell